Form of Letter of Assignment

Exhibit 10.70
[_______]
PERSONAL & CONFIDENTIAL

Dear [_______]:

Congratulations on your new International Assignment! We hope this global opportunity will be both a professionally and personally rewarding experience. This Letter of Assignment (“LOA” or “Agreement”), including Appendices, details the terms and general conditions applicable to your Assignment as summarized below:

Home Country:        [_______]
Home Company:    [_______]
Host Country:            [_______]
Host Company:         [_______]
Reporting To:             [_______]

Your Assignment is subject to obtaining and maintaining all applicable immigration authorizations, medical or other clearances required by the Host Country and providing your Home Company a signed copy of this LOA.

Long-Term Assignment Policy
The Long-Term Assignment Policy outlines the relocation and on-going Assignment benefits and support provided to Assignees and accompanying Eligible Dependents. See Appendix A for details about your Assignment allowances. By signing this Agreement, you formally agree to adhere to the policies and requirements of the Carrier Corporation Global Mobility Program. You further acknowledge that you have been provided with and agree to comply with the terms of the Carrier Long-Term Assignment Policy, Version 2.0 (the “Policy”). Unless otherwise indicated, capitalized terms have been defined in the Policy.

Repayment Agreement
Should you voluntarily terminate employment or are terminated for cause you agree to repay the Company according to the following schedule:
100% of Relocation Costs if termination occurs while on assignment.
50% of Relocation Costs if termination occurs after repatriation but prior to one year of continuous service from the repatriation date.

The repayment obligation is applicable to the costs related to House-hunting Trip, Relocation Allowance, Temporary Accommodations, Shipment of Household Goods, and Travel to the Host Country (“Relocation Costs”) as defined in the Policy.
You agree to repay the Company such costs if you are “terminated for cause”, in accordance with the schedule above. “Termination for Cause” includes gross misconduct, gross negligence

Form of Letter of Assignment

in performance of job duties, violation of Company Policy or the Company’s Code of Ethics. “Termination for Cause” does not include change in control, office closings, or job elimination.

This repayment obligation is considered satisfied at the earlier of one year of continuous service from your repatriation date or entrance into a new repayment obligation as a result of a subsequent move.

It is agreed that any amount owing to the Company as the result of such termination or resignation, may, at the Company’s discretion, be deducted from any monies owing by the Company to you, as allowed by local law, including, but not limited to, any salary, wages, incentive compensation, or severance pay. Any amounts owing to the Company, beyond any amounts deducted, shall be paid within thirty (30) days after severance of employment, after which interest at the maximum legal rate on any unpaid balance shall be due and owing by you, together with all costs and attorney’s fees which are incurred by the Company in the collection of such amounts.
The repayment obligation will be subject to applicable laws as required. In the event of a subsequent move at the request of the Company, only the most recently signed repayment obligation will be valid. You accept the terms and conditions of this repayment obligation by signing and returning this Letter of Assignment.

Assignment Duration
International Assignments are set at a maximum of three years, at which point the Assignee must repatriate or begin to localize in the Host Country. Localization includes the removal of assignment allowances and benefits.

Assignment Status
You will be assigned to the Host Company. You must abide by all laws in the Host Country and perform duties reasonably assigned to you by the Host Company. It is also expected that you will conduct yourself in a professional manner at all times and carry out your duties and responsibilities. While on Assignment, your status for Carrier International Trade Compliance (“ITC”) purposes shall be determined in accordance with the Carrier ITC Global Mobility procedures.

This LOA does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your International Assignment. The duration, terms and conditions of the Assignment are subject to revision in accordance with business needs, and changes to the Global Mobility Program or Company policies.

Upon successful completion of your Assignment, the Company will relocate you back to your Home Country. Repatriation is contingent upon you independently obtaining and maintaining all applicable immigration authorizations, medical or other clearances required by Home Country. Carrier is under no obligation to facilitate your admission to Home Country.  Repatriation or relocation to another global assignment location is provided if you have not been terminated for cause. The Company will make its best effort to identify an equivalent position for you within the

Form of Letter of Assignment

organization. However, the Company does not guarantee employment at the end of your assignment.

Tax Equalization Policy
The Tax Equalization Policy is to support your general tax neutrality and global tax compliance while on Assignment. You acknowledge that you have been provided with, understand and consent and are subject to the terms of the Carrier Tax Equalization Policy, version 2.0. By signing this LOA, you expressly authorize the company to withhold any amounts due to the company.

Code of Ethics and Compliance with Laws
You agree that you are bound by the provisions of the Carrier Code of Ethics and the Carrier Corporate Policy Manual. You agree to perform all aspects of your job in accordance with all applicable laws, both in the Home and Host Countries, to strictly follow all workplace safety rules, to protect the property of the company and to maintain the highest standards of personal and professional ethics.

Data Privacy
By signing this Agreement, you confirm your understanding and explicitly agree that the company, its affiliate and/or third parties may, in connection with your employment and/or your International Assignment, collect, use, process, transmit and hold personal data, including sensitive personal data. The data may be in electronic or other form and may be used to manage your employment and Assignment arrangements, to comply with legal and regulatory obligations and to fulfill the company’s business or other legitimate interests as required or permitted by law or regulation. Because of the global nature of an International Assignment, your personal data will, subject to applicable law, be transferred internationally to other countries worldwide. This may mean that personal data is transferred to countries, such as the United States, where data servers may be located. Each country provides different standards of legal protection of personal data. All such collection, use, processing, transmission and holding of data will comply with applicable data privacy protection requirements. If you do not want to have your personal data shared, you may choose to not sign this LOA and not be deployed on Assignment.

Intellectual Property
You agree and acknowledge that to the extent allowed by applicable law, all rights, titles and interests in all intellectual property created by you in the course of your International Assignment will belong to the company and/or its affiliates and you will have no right, title, interest, claim or right of sale on such intellectual property rights.

Confidentiality

Form of Letter of Assignment

By signing this Agreement, you agree that Company Information acquired and known to you shall be deemed strictly confidential. Unless permitted by the company in writing, during the term of this International Assignment or at any time thereafter, you shall not disclose any Company Information to any legal person, individual or other organization or entity for any purpose and in any manner, nor utilize the Company Information for any purpose other than performing your duties.

By signing this Agreement, you further agree to keep the terms of this Agreement confidential and to not disclose its content to anyone except for purposes of seeking legal or financial advice.

Governing Law
Your LOA, International Assignment and employment relationship are generally subject to and governed by the laws of the Home Country in accordance with the terms of the Policy.

Thank you for supporting our global initiatives. Best wishes to you in your new Assignment.

Sincerely,

_____________________________________        __________________
[_______] (Home HR Manager)                Date

Please indicate your agreement by signing below and returning this LOA as soon as possible. This letter shall not be amended or supplemented unless in writing and signed by you and a duly authorized representative of the company.

I have reviewed the general terms and conditions of my International Assignment outlined above (including appendices) and by signing below, accept these conditions.

_____________________________________        __________________
[_______] (Assignee)                        Date

Please scan and return a full signed copy of this Letter to Global Mobility.

Inclusions:
Appendix A: Long-Term Assignment and Allowance Summary

Form of Letter of Assignment

APPENDIX A: Long-Term Assignment and Allowance Summary

Please review the Long-Term Assignment Policy for additional detail regarding the Assignment and relocation support for this Assignment. Some allowances may fluctuate due to exchange rate, data updates or family size changes. Allowances that are calculated on Base Salary are subject to a Policy Maximum of a Base Salary cap of 200,000 USD or local equivalent, as determined at time of payment. Policy benefits are subject to revision based on changes in the duration, terms and conditions of the Assignment.

Assignment Summary
Home Country	[_______]
Host Country	[_______]
Position Title
Reporting To	[_______]
Anticipated Assignment Start Date	[_______]
Anticipated Assignment End Date	[_______]
Tax Equalization Location	[_______]
Split Family	[_______]

Policy Benefit	Amount and Frequency
Relocation Allowance	[_______] One-time payment
Goods and Services Differential (G&S)	[_______] Per month
Host Country Transportation	[_______]
Host Country Housing - Unfurnished	[_______] Monthly housing budget
Host Country Housing - Furnished	[_______] Monthly housing budget
Host Country Utilities Allowance	[_______] Per month